Exhibit 10.2

Dragonfly GmbH & Co. KGaA Eschenheimer Anlage 1 60316 Frankfurt am Main Germany	McKesson Corporation One Post Street San Francisco, CA 94104 USA

Franz Haniel & Cie. GmbH

Franz-Haniel-Platz 1

47119 Duisburg

Dear Sirs,

Second Amendment of the Share Purchase Agreement dated October 24, 2013

Dragonfly GmbH & Co. KGaA as Purchaser, Franz Haniel & Cie. GmbH as Seller and McKesson Corporation as Parent have entered into a Share Purchase Agreement dated October 24, 2013 for the sale by the Seller to the Purchaser of all shares held by Seller in Celesio AG, Stuttgart, as amended on December 12/19, 2013 (the “SPA”). The SPA shall be further amended as follows:

1.	The Base Purchase Price Per Share of EUR 23.00 shall be increased by EUR 0.50 to EUR 23.50 which results in a Base Purchase Price of EUR 1,998,874,867.50 (in words: one billion nine hundred ninety-eight million eight hundred seventy-four thousand eight hundred sixty-seven and fifty Cent).

2.	Section 3.2 of the SPA shall be deleted in its entirety and shall no longer apply and the Seller shall not benefit from any increases of the offer consideration in connection with the Offer, offered or owed by the Purchaser to any Celesio Shareholder for whatever reason.

All other provisions of the SPA shall remain unchanged and unaffected by this letter agreement. Capitalized Terms used in this letter agreement and defined in the SPA shall have the meaning as defined therein. Section 10.7 of the SPA shall also apply to this letter agreement.

Please countersign and return to us a copy of this letter if you agree with the amendment of the SPA as set out herein.

Sincerely yours,

January 9, 2014

For and on behalf of Dragonfly GmbH & Co. KGaA

/s/ John Hammergren	/s/ Willie C. Bogan
John Hammergren	Willie C. Bogan
Title: Attorney-in-fact	in his capacity as Managing Director of Dragonfly Verwaltungs GmbH

For and on behalf of McKesson Corporation

/s/ John Hammergren
John Hammergren
Title: CEO

ACCEPTED AND AGREED:

January 9, 2014

For and on behalf of Franz Haniel & Cie. GmbH

/s/ Ulrich Dickel	/s/ Dr. Klaus Wiegel
Ulrich Dickel	Dr. Klaus Wiegel
Title: Executive Director	Title: General Counsel

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